EXHIBIT 1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of this Amendment to Schedule 13D, including further amendments thereto, with respect to the Class A ordinary shares, par value $0.0000001 per share, of Bitdeer Technologies Group and further agrees that this Joint Filing Agreement be filed with the Securities and Exchange Commission as an exhibit to such filing; provided, however, that no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe such information is inaccurate (as provided in Rule 13d-1(k)(1)(ii)). This Joint Filing Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the persons named below have executed this Joint Filing Agreement as of the date set forth below.

April 8, 2025

TETHER HOLDINGS, S.A. DE C.V.

/s/ Giancarlo Devasini
Name:	Giancarlo Devasini
Title:	President

TETHER INTERNATIONAL, S.A. DE C.V.

/s/ Giancarlo Devasini
Name:	Giancarlo Devasini
Title:	President

TETHER INVESTMENTS, S.A. DE C.V.

/s/ Giancarlo Devasini
Name:	Giancarlo Devasini
Title:	Sole Administrator

/s/ Giancarlo Devasini
Giancarlo Devasini, individually